CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is entered into as of July 9, 2008 (the "Effective Date"), by and between IMMS, Inc., a Nevada corporation ("Company") and Jeffrey Pink ("Consultant"). Company and Consultant are each a "Party" to this Agreement and are sometimes collectively referred to as "Parties."

Recitals Of The Intent Of The Parties

A. Company wishes to engage Consultant and Consultant wishes to accept such an engagement on the terms and conditions set forth in this Agreement.

Agreement

In consideration of foregoing recitals, the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Engagement. Company will engage Consultant to provide the consulting services and Consultant agrees to be engaged by Company to provide consulting services to Company, upon the terms and conditions set forth in this Agreement, beginning on the Effective Date and continuing for a period of one year thereafter (the "Term"), unless earlier terminated by either Party pursuant to Section 4.

2. Consulting Services.

2.1. Services. Consultant will provide consulting services related to governmental and environmental issues and as otherwise reasonably requested by Company from time to time ("Services").

2.2. Independent Contractor Relationship. The Parties agree that Consultant is an independent contractor and not an employee, agent, broker, dealer, joint venturer or partner of Company (Although it is understood that Consultant is a Shareholder of the Company). Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and Consultant. Consultant is not eligible for any benefits available to employees of Company including workers compensation insurance, state disability insurance, unemployment insurance, group health and life insurance, vacation pay, sick pay, severance pay, bonus plan, or any other plan, except as expressly provided in this Agreement. Consultant and Company intend that Consultant is not an employee for state or federal tax purposes.

2.3. Special Skill and Time Devoted to Services. Consultant represents and warrants that he has the special skill and professional competence, expertise and experience to undertake the obligations imposed by this Agreement. Consultant agrees that during the Term, Consultant will devote such time to the business of Company as is reasonably necessary to provide the Services and he will perform the Services in a diligent, efficient, competent, and skillful manner commensurate with the highest standards of his profession, and that he will devote such time as is necessary to perform the Services undertaken pursuant to this Consulting

Agreement. Consultant agrees to comply with Company policies and the federal, state, and local laws and regulations relating to performance under this Agreement.

2.4. No Conflicting Agreements. Consultant represents and warrants that his performance of the Services under this Agreement does not and will not breach any other agreement, including any confidentiality and non-disclosure agreements with prior employers or other persons. Consultant represents and warrants that he has not entered into, and will not enter into, any agreement, either written or oral, in conflict with this Agreement. Consultant represents and warrants that he has disclosed to Company any actual or potential conflicts.

2.5. Duty of Loyalty. Consultant acknowledges and agrees that Consultant owes a fiduciary duty of loyalty, fidelity and allegiance to act at all, times in the best interests of Company and to do no act which would intentionally injure Company's business, its interests, or its reputation.

3. Compensation and Method of Payment.

3.1. Total Compensation. As compensation for the Services under this Agreement, Company will pay to Consultant the following:

3.1.1. A base fee ("Base Fee") of Ten Thousand Dollars ($10,000.00) per month; provided, however, that Company will review the Base Fee annually and may increase the Base Fee, subject to the approval of Company's Board of Directors.

3.1.2. Company will reimburse Consultant for all reasonable travel, entertainment and other expenses incurred or paid by Consultant in connection with the performance of the Services under this Agreement, upon presentation by Consultant of documentation as Company may request and in accordance with any applicable policies adopted by Company.

3.1.3. Consultant will be entitled to an automobile allowance of $750 per month or, at the discretion of Company, to the use of a company owned or leased vehicle.

3.1.4. In the sole discretion of and subject to the approval of the Board of Directors of Company, Consultant may be granted nonqualified options to purchase shares of Company stock in such amounts and in accordance with a vesting schedule to be approved of by the Board of Directors.

3.2. Reservation of Rights. Notwithstanding any other provision of this Agreement, Company reserves the right to modify, suspend or discontinue any and all benefit plans, practices, policies and programs at any time whether before or after termination of this Agreement without advance notice to or recourse by Consultant, but no such modification, suspension or discontinuance will affect the amounts payable to Consultant pursuant to Section 3.1 hereof.

3.3. Payment of Compensation. Company will pay Consultant's Base Fee on a monthly basis, by the last day of each month, in arrears. Consultant agrees that he is solely responsible for and will indemnify, defend, and hold Company harmless from, any actions,

proceedings, claims, or demands for the payment of any taxes, interest, penalties, levies or assessments applicable to the compensation paid in this Section 3.

4. Termination of Agreement. This Agreement and all obligations under this Agreement (except the obligations contained in Section 5 below which will survive any termination of Consultant's engagement or this Agreement) will terminate upon the earliest to occur of any of the following:

4.1. By Expiration, Non-Renewal or Notice. This Agreement: (a) will terminate at the expiration of the Term; (b) may be terminated by the Company "for cause" pursuant to Section 4.2, (c) may be terminated by Consultant "for good reason" pursuant to Section 4.3; and (d) may be terminated by either the Consultant or Company at any time (with or without cause or reason) upon 30 days written notice to the other Party.

4.2. Termination "For Cause" by Company. Company may terminate this Agreement "for cause." Consultant's engagement will terminate immediately following written notice from Company to the Consultant which identifies the termination provision relied upon and outlines in reasonable detail the circumstances claimed to provide the basis for termination. If appropriate to the circumstances, Consultant will be provided a reasonable opportunity to correct the circumstances leading to termination before the notice of termination is issued. For the purpose of this Section 4.2, "For Cause" will be deemed to include (a) acts or omissions by Consultant which, in the reasonable opinion of Company, could materially adversely affect Company's reputation in the community; (b) acts or omissions by Consultant which constitute discriminatory, harassing or retaliatory conduct; (c) theft, fraud, dishonesty or Consultant's conviction of a felony; (d) Consultant's breach of his fiduciary duty or duty of loyalty to Company, including violation of the restrictive covenants in Section 5 of this Agreement; (e) the failure of Consultant to comply with any material term of this Agreement (subject to notice and a reasonable opportunity to cure); and (f) Consultant's permanent disability (such that he is unable to perform the Services) or death.

4.3. Termination by Consultant "For Good Reason". Consultant may terminate this Agreement for "for good reason." For purposes of this Section 4.3, "For Good Reason" means the failure of the Company to comply with any material provision of this Agreement, and such failure to comply continues for a period of 10 business days (or 5 days, in the event of the payment of the Base Fee) after the Consultant provides written notice to Company which identifies the failure to comply, the termination provision relied upon and outlines in reasonable detail the circumstances claimed to provide the basis for terminating this Agreement.

4.4. Effect of Termination.

4.4.1. Termination due to Expiration of Term. If this Agreement is terminated due to the expiration of the Term pursuant to Section 4.1(a), Company will pay Consultant all compensation and expense reimbursements through the last day of the Term. Except to the extent required by law and except for the indemnification obligations in Section 6.8, all other obligations and liabilities of Company shall terminate as of the date of termination.

4.4.2. Termination by Company for "For Cause" or by Consultant Other than "For Good Reason". In the event that this Agreement is terminated by Company "for cause" pursuant to Section 4.2, or by Consultant other than "for good reason," Company will pay the Base Fee and expense reimbursements through the date of termination. Except to the extent required by law and except for the indemnification obligations in Section 6.8, all other obligations and liabilities of Company shall terminate as of the date of termination.

4.4.3. Termination by Company Other than "For Cause" or by Consultant "For Good Reason". In the event that Company terminates this Agreement other than "for cause," or in the event of termination of this Agreement by Consultant "For Good Reason" pursuant to Section 4.3, subject to the execution by the Parties of mutual, full general releases, Company will pay Consultant the Base Fee and reimbursement of expenses through the date of termination, plus, as severance compensation, the lesser of (a) the Base Fee through the end of the Term; or (b) twelve (12) months of the Base Fee. Payments of such severance compensation shall be made in accordance with the schedule for paying the Base Fee as set forth herein. Except to the extent required by law and except for the indemnification obligations in Section 6.8, all other obligations and liabilities of Company shall terminate as of the date of termination.

4.4.4. Compliance with IRC Section 409A. Notwithstanding anything to the contrary in this Agreement, if any payment to be made pursuant to this Agreement will trigger any accelerated or additional tax under Section 409A, then Company will defer or modify the commencement or payments to prevent any such accelerated tax or additional tax under Section 409A.

5. Property Rights and Obligations of Consultant.

5.1. Confidential Information. For purposes of this Agreement, "Confidential Information" will include without limitation any and all financial, cost and pricing information and any and all information contained in any drawings, designs, plans, proposals, customer lists, records of any kind, data, formulas, specifications, concepts or ideas, where such information is reasonably related to the business of Company, has been divulged to or learned by Consultant during the term of this engagement by Company, and has not previously been publicly released by duly authorized representatives of Company or otherwise lawfully entered the public domain.

5.2. Preservation of Trade Secrets. Consultant agrees to preserve as confidential all Confidential Information pertaining to Company's business that have been obtained or learned by his by reason of this engagement. Consultant will not, without the prior written consent of Company, either use for his own or for any other person's benefit or purposes or disclose or permit disclosure to any third parties, either during the Term or thereafter (except as required in fulfilling the duties of this engagement), any Confidential Information. Consultant may only use Company's trade names and trademarks in connection with Company's products and services, in such manner and for such purposes as may be authorized by Company. Upon termination of this Agreement, Consultant immediately will cease the use of such trade names and trademarks and eliminate them wherever they have been used or incorporated by Consultant. Consultant agrees to execute Company's Confidential Information and Inventions Agreement.

5.3. Trade Secrets of Others. Consultant agrees that he will not disclose to Company or induce Company to use any trade secrets belonging to any third party.

5.4. Property of Company. Consultant agrees that all documents, reports, files, analyses, drawings, designs, tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, and similar materials that are made by Consultant or come into his possession by reason of and during the term of Consultant's engagement with Company are the property of Company and will not be used by his in any way adverse to Company's interests. Consultant agrees that he will not allow any such documents or things, or any copies, reproductions or summaries to be delivered to or used by any third party without the specific consent of Company. Consultant agrees to deliver to Company, upon demand, and in any event upon the termination of Consultant's engagement, all of such documents and things which are in Consultant's possession or control.

5.5. Inventions. Consultant expressly agrees that all of his work product shall be and remain the sole and exclusive property of Company. Accordingly, all work products eligible for any form of copyright protection shall be deemed a "work made for hire" under the copyright laws and shall be owned by Company. Further, the Consultant each hereby assigns, transfers and conveys to Company and shall, at all times during the Term and thereafter, take all necessary action to assign and secure all proprietary assets and rights in and of his work product for Company's exclusive ownership and use. The Consultant recognizes that this Agreement does not require assignment of any invention that qualifies for protection under Section 2870 of the California Labor Code.[1]

5.6. Non-Solicitation and Non-Disparagement by Consultant.

5.6.1. Non-Compete and Non-Solicitation of Customers. Consultant acknowledges that in the course of this engagement, he will learn about Company and its affiliates ("Company Group") business, services, materials, programs and products and the manner in which they are developed, marketed, served and provided. Consultant knows and acknowledges that Company Group has invested considerable time and money in developing its programs, agreements, offices, representatives, services, products and marketing techniques and that they are unique and original. Consultant further acknowledges that Company Group must keep secret all pertinent information divulged to the Consultant about Company Group business concepts, ideas, programs, plans and processes, so as not to aid Company Group's competitors. Accordingly, Company Group is entitled to the following protection, which Consultant agrees is reasonable: Consultant agrees that during the Term and (unless this Agreement is terminated by Consultant "for good reason" or by Company other than "for cause") for a period of one year following the termination of this Agreement, which period shall automatically be extended by a

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[1] Section 2870 provides: (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

period of time equal to any period in which either Consultant are in breach of any obligations under Section 5 of this Agreement, Consultant will not, on his own behalf or on behalf of any person, firm, partnership, association, corporation, or other business organization, entity or enterprise, use any Company Confidential Information to call on any of the customers of Company for the purpose of soliciting or inducing any of such clients to take away or to divert or direct their business to the Consultant or any other person or entity by or with which the Consultant is employed, associated, affiliated or otherwise related.

5.6.2. Non-Solicitation of Employees. During the Term and for a period of one year following the date of termination of this Agreement for any reason, which period shall automatically be extended by a period of time equal to any period in which Consultant is in breach of any obligations under Section 5 of this Agreement, Consultant shall not solicit, hire or attempt to hire any employee of Company or any person who was an employee of Company at any time during the 6 months immediately prior to the termination date, assist in such hiring by any other Person, encourage any such employee to terminate his or her relationship with Company.

5.7. Survival Provisions and Certain Remedies. Unless otherwise agreed to in writing between the Parties, the provisions of this Section 5 will survive the termination of this Agreement. The covenants in this Section 5 will be construed as separate covenants and to the extent any covenant will be judicially unenforceable, it will not affect the enforcement of any other covenant. In the event Consultant breaches any of the provisions of this Section 5, Consultant agrees that Company will be entitled to injunctive relief in addition to any other remedy to which Company may be entitled.

6. General Provisions.

6.1. Notices. Any notices or other communications required or permitted to be given under this Agreement must be in writing and addressed to Company or Consultant at the addresses below, or at such other address as either Party may from time to time designate in writing. Any notice or communication that is addressed as provided in this Section will be deemed given (a) upon delivery, if delivered personally or via certified mail, postage prepaid, return receipt requested; or (b) on the first business day of the receiving Party after the transmission if by facsimile or after the timely delivery to the courier, if delivered by overnight courier. Other methods of delivery will be acceptable only upon proof of receipt by the Party to whom notice is delivered.

If to Company:
IMMS, Inc.
5500 West Century Boulevard
Los Angeles, California 90045
Attention: CEO

If to Consultant:
Jeffrey Pink
23845 Park Belmonte
Calabasas, California 91302

6.2. Choice of Law and Forum. Except as expressly provided otherwise in this Agreement, this Agreement will be governed by and construed in accordance with the laws of the State of California and both Parties consent to the personal jurisdiction of the courts of the State of California.

6.3. Entire Agreement; Modification and Waiver. This Agreement supersedes any and all other agreements, whether oral or in writing, between the Parties with respect to the engagement of Consultant by Company and contains all covenants and agreements between the Parties relating to such engagement in any manner whatsoever. Each Party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any Party, or anyone acting on behalf of any Party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the Party to be charged. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

6.4. Assignment. This Agreement may not be assigned in whole or in part by Consultant without the prior written consent of Company. Company may assign its rights under this Agreement without the consent of Consultant in the event Company shall hereafter effect reorganization, consolidate with or merge into any other Person, or transfer all or substantially all of Company's properties or assets to any other Person provided that the assignee assumes all of Company's obligations hereunder in writing. Subject to the foregoing limitation, this Agreement will be binding on, and will inure to the benefit of, the Parties and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns.

6.5. Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement will be held or deemed to be inoperative, unenforceable, or invalid as applied to any particular case or in all cases, such circumstances will not have the effect of rendering any such provision inoperative, unenforceable, or invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

6.6. Representation by Counsel; Interpretation. Company and Consultant acknowledge that each Party to this Agreement has had the opportunity to be represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law or decision which would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. In addition, the term "including" and its variations are always used in the non-restrictive sense (as if followed by a phrase such as "but not limited to"). The provisions of this Agreement will be interpreted in a reasonable manner to affect the intent of the Parties.

6.7. Corporate Authority. Company represents and warrants as of the Effective Date that Company's execution and delivery of this Agreement to Consultant and the carrying out of the provisions of the Agreement have been duly authorized by Company's Board of Directors and authorized by Company's shareholders, if required.

6.8. Indemnification. Company agrees that it will indemnify, defend and hold harmless Consultant to the fullest extent permitted by law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of litigation (including attorneys' fees), arising out of the engagement of Consultant and Consultant's performance of the Services, except to the extent arising out of or based upon the gross negligence or willful misconduct of Consultant. Costs and expenses incurred by Consultant in defense of such litigation (including attorneys' fees) will be paid by Company upon receiving from Consultant (a) a written request for payment, (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under California law made by or on behalf of Consultant to repay the amounts so paid if it will ultimately be determined that Consultant is not entitled to be indemnified by Company under this Agreement.

6.9. Attorneys' Fees. In any action at law or in equity to enforce or construe any provisions or rights under this Agreement, the unsuccessful party or parties to such litigation, as determined by the courts pursuant to a final judgment or decree, will pay the successful Party or parties all costs, expenses, and reasonable attorneys' fees incurred by such successful Party or parties (including, without limitation, such costs, expenses, and fees on any appeals), and if such successful party or parties will recover judgment in any such action or proceedings, such costs, expenses, and attorneys' fees will be included as part of such judgment.

6.10. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of, which will be deemed an original, but all of which together will constitute one and the same instrument. Fax signatures will be valid and binding.

6.11. Headings and Captions. Headings and captions are included for purposes of convenience only and are not a part of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first set forth above.

"COMPANY"

IMMS, INC.
a Nevada corporation

By: ______________________
Name: William H. Plamondon
Title: CEO

"CONSULTANT"

____
Jeffrey S. Pink, individually